SILVERADO PLACER GOLD RECOVERY AT NOLAN ALREADY EXCEEDS
LAST YEAR’S PRODUCTION

MONDAY, AUGUST 6, 2007 - Fairbanks, Alaska – USA - Vancouver, BC – Canada
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Silverado announced today that 1,250 ounces of nugget gold (1/4” and larger) have been recovered to date since the start of sluicing operations in late June of this year.

These nuggets, which range in size from 1/10 ounce to 12.4 ounces, were removed periodically from the top parts of the wash plant gold recovery systems. Still to be recovered from the sluice plant this summer is gold concentrate containing gold smaller than ¼” in size.

Silverado is very pleased thus far with the results of the season. Total gold recoveries and related financial numbers will be released as available during the balance of the season.

Last season -- 2005-06 -- Silverado Gold Mines Ltd recovered 939.07 ounces after sluicing 8,896 cubic yards of pay dirt. Of this amount, 750 ounces were jewelry-grade nuggets of ¼” or larger, and the balance, or 189.07 ounces, was delivered for refining.

For this year, 2006-07 – Silverado is on track to substantially outperform last year’s production.

This press release was prepared by Dr. Karsten Eden, Certified Professional Geologist, who is a qualified person as defined under the standards of Canadian National Instrument policy 43-101.

About Silverado:

Silverado is an international company focused on Gold and a new environmentally friendly Fuel Technology. Silverado has gold properties located throughout Alaska, which include the 100% owned Nolan Placer Gold Mine. Silverado is also entering the construction phase of an environmentally friendly low cost strategic fuel demonstration facility. Silverado's Green Fuel will be produced from low-rank coal and processed into an environmentally friendly oil substitute. Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com/ and the parent public corporation, http://www.silverado.com/.

SILVERADO GOLD MINES LTD.
Mailing Address, 505 1111 W. Georgia Street, Vancouver, B.C., V6E 4M3, CA, Toll Free: (800) 665-4646 or (604) 689-1535, Fax: (604) 682-3519, pr@silverado.com, http://www.silverado.com
Field Address, 3180 Peger Rd, Ste 270, Fairbanks, AK, 99709-5485, USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.